Exhibit 10.37

C23045

Bank of Beijing

Contract No.: [A034794]

Loan Agreement

(Applicable to offline signing of revolving loans for corporate clients with online working capital)

Borrower: HangZhou Shanyou Medical Equipment Co., Ltd.

Lender: Bank of Beijing Co., Ltd. Hangzhou Branch

Date: June 29, 2023

In accordance with the Civil Code of the People’s Republic of China and other laws and regulations, the Parties enter into this contract at the domicile of Bank of Beijing Co., Ltd. Hangzhou Branch (hereinafter referred to as the “Lender” or “Bank of Beijing”) on the date of conclusion stated on the cover page of the contract. The specific terms and conditions are as follows:

Borrower: HangZhou Shanyou Medical Equipment Co., Ltd.

Unified Social Credit Code: 9133010973842458XP

Business License No.: 9133010973842458XP

Legal Representative/Person-in-charge: Yu Baiming

Address: No.138 Louta Development Zone, Guancun Village, Louta Town, Xiaoshan District, Hangzhou, Zhejiang Province

Telephone: 13386502803

Postal Code: 311200	Fax: 82305195
Contact Person: Zhang Meiwan	Position: Cashier
Phone: 13606718066	Email: yubm@vip.163.com

Lender: Bank of Beijing Co., Ltd. Hangzhou Branch

Legal Representative/Person-in-charge: Xu Zhonghai

Mailing address: Block C, Fanhai International, No. 66 Wuxing Road, Shangcheng District, Hangzhou, Jianjiang Province

Phone: 0571-81991688
Postal Code: 310000	Fax:/

Part 1 Contract Conditions Table

A. Related contract (to be filled in when applicable):

This contract is a specific business contract under the Comprehensive Credit Contract numbered [A034654] concluded by the credit grantor Bank of Beijing Co., Ltd. Hangzhou Branch and the trustee HangZhou Shanyou Medical Equipment Co., Ltd..

B. Loan amount and term:

B.1. The currency of the loan under this contract is CNY, and the total amount is (in case of inconsistency between words and figures, please refer to capital letters, the same below);

CNY 10,000,000.00(ten million Chinese Yuan), the amount of each loan shall be based on the actual amount issued by Bank of Beijing.

B.2. The loan term for each loan under this contract is from the drawdown date to June 29, 2024.

B.3. The final maturity date of the 3 loans shall be the expiration date of the loan term as stipulated in clause B.2 above.

C. Contract interest rate (annual interest rate, calculated based on simple interest) (√ indicates applicable, and × indicates not applicable);

C.1. If it is a CNY loan, the contract interest rate under this contract is

☑  (1) Fixed interest rate, i.e. the ☑1-year interest rate; ☒Interest rate for more than 5 years; ☒ Others[/](☑  Central Bank LPR; ☒ The Bank’s LPR) ☑  plus [0] basis points/ ☒minus [/] basis points on the day before the withdrawal date, the interest rate will not be adjusted with the change of the PBOC’s LPR or the Bank’s LPR.

(2) Floating interest rate, i.e. the ☒1-year interest rate; ☒Interest rate for more than 5 years; ☒ Others[/](☒ Central Bank LPR; ☒ The Bank’s LPR) ☒ plus [0] basis points/ ☒minus [/] basis points on the day before the withdrawal date, and floating according to clause 2.4 of this contract. The adjustment frequency of contract interest rate is: The frequency of adjustment of the contract interest rate is: ☒the first day of the month, ☒the corresponding day of the month, ☒the first day of the quarter, ☒the corresponding day of the quarter, ☒the first day of the year, ☒the corresponding day of the year, ☒the monthly date (the specified date [/]), ☒the quarterly date (the specified date [/]), ☒the semi-annually date (the specified date [/]), and ☒the annually date (the specified date [/]), which will be adjusted immediately.

C.2. If it is a foreign currency loan, the “HIBOR (applicable to Hong Kong dollars) or LIBOR (applicable to other foreign currencies) interest rate” (based on the interest rate on the second working day before the withdrawal date) with a term of / month(s) shall be determined by adding points, and the added basis points shall not be less than [/] basis points, and shall fluctuate according to the provisions of Article 2.4 of this contract. The specific record of the loan receipt approved by Bank of Beijing shall prevail.

D. Withdrawal period, payment of loan funds, and account monitoring:

D.1. The withdrawal period is from the date of signing this contract to June 29, 2024.

D.2. The borrower may choose to use the loan funds through self payment or entrusted payment under this contract.

D.3. The loan funds will be disbursed to the borrower’s following account at Bank of Beijing: Account No.: 20000033947200016430916

The account can be changed with the consent of Bank of Beijing, but the borrower shall choose the changed account when initiating a withdrawal application on the Bank of Beijing Enterprise Bank APP/Bank of Beijing Enterprise Online Banking. The borrower shall use the loan funds to make external payments through this account and accept inspection and supervision from Bank of Beijing.

D.4 The account number opened by the Borrower in Hangzhou Binjiang Sub-branch of Bank of Beijing (name of the opening bank) is 20000033947200016430916, the account with the account name of HangZhou Shanyou Medical Equipment Co., Ltd. is the borrower’s fund withdrawal account (this account can be changed with the consent of Bank of Beijing); The Borrower shall regularly (i.e. at the end of each quarter) provide the Bank of Beijing with information such as the withdrawal of funds from the account and the transaction flow of the account, and promise to cooperate with the supervision and inspection of the Bank of Beijing.

D.5 For the above accounts, Bank of Beijing shall inspect, supervise and manage them in accordance with ☑  the provisions of this Contract of the, ☒ the Account Supervision Agreement signed by the Parties and the provisions of this Contract.

E. Loan purpose:

Used for payment of goods and other business turnover.

F. Principal repayment plan:

The principal repayment plan for each loan under this contract is to repay the principal once due.

G. Interest repayment plan:

All interest must be paid in full on the final due date, and the interest shall be paid in installments according to the following agreement during the loan term:

☑  Interest is paid on a monthly fixed day (the 21st of each month).

☒ Interest is paid on a quarterly basis (the 21st day of the last month of each quarter).

☒ Other: / .

☒ (only applicable for foreign currency loans) Interest shall be paid once in each installment according to the number of months of interest rate period selected as agreed in paragraph C.2, and the interest payment date shall be the day following the corresponding day of each ending month from the withdrawal date (No corresponding day refers to the end of the month).

M. Guarantee (other guarantees can be found in the special agreement column or guarantee documents of this contract, and the specific details shall be subject to the guarantee documents);

☒ Guarantee guarantee, name of guarantor/.

☒ Pledge guarantee, name of pledgor/.

☒ Mortgage guarantee, name of mortgagor/.

U. Attachments (loan receipts and the following attachments are integral parts of this contract):

_________________________________/_______________________

W. Enforcement Notarization:

☒ Compulsory execution notarization shall be completed within/from the date of signing this contract

☑  This contract does not require mandatory enforcement notarization.

X. Special agreement:

In addition to abiding by this Contract and its effective amendments and supplements, the Parties shall also abide by the relevant service agreements, articles of association and policies of Bank of Beijing’s electronic channels and relevant business rules such as tips, announcements and notices related to this business published by the Lender to the Borrower from time to time through this channel. The aforesaid agreements, articles of association, policies and business rules are applicable to the rights and obligations between the Lender and the Borrower under this Contract.

_________________________________/_______________________

Part 2 Basic Terms and Conditions of the Contract

1. Definition and Interpretation

1.1 In this contract, unless otherwise explicitly stated, the following terms are defined as follows:

Bank of Beijing Electronic Channel (or Electronic Channel): refers to the electronic channel provided by Bank of Beijing to customers, through which customers can submit demand instructions to the bank where they open accounts through the network, thus realizing the Bank of Beijing service system for business requirements such as application for withdrawal and inquiry. At present, the available electronic channels are “Little Giant” APP of Bank of Beijing as a developer, Bank of Beijing Enterprise Bank APP and Bank of Beijing Enterprise Online Banking.

This contract: refers to the whole composed of the following documents: the table of contract conditions, the basic terms of the contract, the electronic loan IOU generated by the Bank of Beijing on the public online loan platform, the annexes to this contract and other documents (including but not limited to supplementary agreements, commitment letters, electronic data, etc.) that effectively determine the rights and obligations of the Parties under this contract according to law; If there is no different explanation, it only refers to the agreement in the list of contract conditions and the basic terms of the contract.

Central Bank’s Loan Market Quoted Interest Rate (Central Bank LPR): refers to the basic loan reference interest rate calculated and published by the National Interbank Funding Center authorized by the People’s Bank of China, which is quoted by a representative quotation bank according to the bank’s loan interest rate to the best quality customers and formed by adding points to the open market operating interest rate; If the National Interbank Funding Center does not announce the central bank LPR of the corresponding period on the day before the withdrawal date of this contract, the central bank LPR announced on the previous day shall prevail, and so on. If the central bank’s LPR is cancelled, the applicable interest rate determined and announced by Bank of Beijing in accordance with the law shall prevail.

The Bank’s Loan Market Quoted Interest Rate (the Bank’s LPR): refers to the Bank’s quoted loan market interest rate independently reported and announced by Bank of Beijing Co., Ltd.; If Bank of Beijing Co., Ltd. does not announce the LPR of the Bank for the corresponding period on the day before the corresponding date of the drawdown date/adjustment frequency of this contract, the LPR of the Bank announced on the previous day shall prevail, and so on.

LIBOR (HIBOR): Refers to the London (Hong Kong) Interbank Offered Rate published on authoritative financial and telecommunications systems such as Reuters or Bloomberg around 11am London (Hong Kong) time on that day. If there is no such rate data on that day, the latest data from the previous day shall be used as the reference.

Entrusted payment: refers to the Bank of Beijing paying the loan funds to the borrower’s counterparty for the purpose agreed in this contract through the borrower’s account according to the borrower’s withdrawal application and payment entrustment.

Self-payment: means that after the Bank of Beijing issues the loan funds to the Borrower’s account according to the Borrower’s withdrawal application, the Borrower shall independently pay them to the Borrower’s counterparty for the purposes agreed in this Contract.

Guarantee document: refers to any guarantee contract, guarantee terms, guarantee letter, and other documents and commitments that are set as guarantees and signed or agreed upon by the guarantor.

Actual controller: refers to the natural person controlling shareholder of the borrower/guarantor, or the natural person who can actually control the behavior of the borrower/guarantor through investment relationship, agreement or other arrangements.

Lost contact: refers to the inability of Bank of Beijing to contact relevant parties despite reasonable efforts based on the contact information listed in the first part of this contract.

Laws and regulations: refers to the laws, administrative regulations and judicial interpretations of the Supreme People’s Court applicable in mainland China except Hong Kong, Macao and Taiwan.

Financial regulations: refers to the rules, regulations, and orders of banking regulatory agencies, the People’s Bank of China, and foreign exchange management departments.

Working day: refers to any day when the Bank of Beijing handles general business to the outside world, excluding legal holidays, Saturdays and Sundays, but including Saturdays and Sundays when the government temporarily stipulates that the public shall work.

Corresponding Day: Month to day refers to the withdrawal date under this contract on the corresponding day of each month (No corresponding day refers to the end of the month), quarter to day refers to the withdrawal date under this contract on the corresponding day of the end of every three(3) months (No corresponding day refers to the end of the month), and year to day refers to the withdrawal date under this contract on the corresponding day of each year (No corresponding day refers to the end of the month).

Fixed date: the monthly date refers to the corresponding day of each month from the specified date(No corresponding day refers to the end of the month); the quarterly date refers to the corresponding day of every three(3) months from the specified date(No corresponding day refers to the end of the month); the semi-annually date refers to the corresponding day every six(6) months from the specified date(No corresponding day refers to the end of the month); The annually date refers to the corresponding item for every twelve(12) months from the specified date(No corresponding day refers to the end of the month).

1.2 In any document made under or in accordance with this Agreement, unless otherwise expressly stated in such document, the above definitions shall still apply.

1.3 The order of each clause in the condition table of this contract shall be arranged according to the given serial number in this contract, and the natural order of English letters shall not prevail.

2. Loans

2.1 The currency, total amount, and term of the loan under this contract are specified in clause B of this contract. The actual amount and date of each withdrawal under this contract shall be based on the record of the loan receipt approved by Bank of Beijing.

2.2 During the withdrawal period stipulated in clause D of this contract, the borrower may apply for withdrawal of the loan. Loans that have not been withdrawn after the expiration of the withdrawal period will be automatically cancelled and cannot be withdrawn again. Each time the borrower requests a withdrawal, all of the following conditions shall be met:

(1) The guarantee documents of the guarantee mentioned in this contract have been concluded and come into effect, and have been delivered and registered (i.e., registered with the corresponding legal registration authority according to the types of real estate (if any) mortgage, movable property (if any) mortgage and right (if any) pledge). When the guarantor is a legal person or an unincorporated organization, the borrower has provided the Bank of Beijing with an internal valid resolution or reply that the guarantor agrees to provide guarantee (except for the subject that does not need to provide internal resolution according to laws and regulations such as financial institutions issuing guarantees or guarantee companies providing guarantees). If the guarantor is a listed company/a publicly disclosed holding subsidiary/stock of the listed company trading in other national securities trading places approved by the State Council, it shall also publicly disclose the resolution according to laws and regulations;

(2) The borrower has completed the relevant procedures reasonably required by the Bank of Beijing, such as opening an account, and has provided the Bank of Beijing with documents and relevant certificates reasonably explaining the specific use of funds and the arrangement of capital flow. After examination by the Bank of Beijing, there is no objection. If this contract belongs to the credit under the Comprehensive Credit Contract mentioned in Clause A, sufficient available credit line for the borrower shall be reserved under the Comprehensive Credit Contract;

(3) The borrower has successfully registered as an electronic channel user on the electronic channel of Bank of Beijing;

(4) The borrower has not committed any breach of contract under this contract, and the guarantor has not committed any breach of contract under the guarantee documents;

(5) The effective laws, regulations, financial rules, national credit policies, and credit limit management requirements at that time have not had a significant adverse impact on the performance of this contract by either party, nor have they prohibited or restricted the disbursement or withdrawal of loans under this contract;

(6) Other conditions stipulated in this contract, as well as laws, regulations, and financial rules.

2.3 After the Borrower meets the withdrawal conditions, the Borrower shall initiate an irrevocable withdrawal application through the Bank of Beijing Corporate Bank APP/Bank of Beijing Corporate Online Banking from 9:00 a.m. to 20:00 p.m. on working days. If the Borrower meets the withdrawal conditions, the Bank of Beijing will issue a loan after being examined and approved by the Bank of Beijing. Once the loan is paid to the borrower’s account, it is deemed that the loan has been withdrawn and used by the borrower, and the same day is the withdrawal date of the loan, and the loan interest is calculated at the contract interest rate in a single interest way (interest is calculated on a daily basis according to the daily interest rate). If the CNY loan is withdrawn in installments, the applicable contract interest rate for each withdrawal shall be determined based on the central bank loan market quoted interest rate (central bank LPR) or the bank loan market quoted interest rate (bank LPR) on the day before the withdrawal date, and the basis points for addition or subtraction as described in clause C.1 of this contract.

If the loan funds are entrusted to be paid by the Bank of Beijing, (i) the Borrower shall submit complete business contracts and other relevant transaction materials (including but not limited to transaction documents or vouchers with clear transaction subjects, complete signatures and standardized filling) at least 3 working days in advance (or within other time limits reasonably required by the Bank of Beijing), and the Bank of Beijing has the right to check whether the above materials meet the conditions agreed in this contract before the loan funds are issued; After examination and approval by the Bank of Beijing, the loan funds will be paid to the borrower’s counterparty through the borrower’s account (the borrower does not need to provide settlement vouchers separately for the transfer), and records will be made. The time when the loan funds arrive at the borrower’s counterparty’s account will be determined by referring to the arrival time of the exchange settlement method and affected by the opening hours of the relevant systems. The settlement fees will be deducted from the borrower’s account one by one or in summary by the Bank of Beijing at the time of payment according to the charging standards implemented at that time (the borrower can also take the initiative to pay in advance); (ii) The borrower shall be responsible for the delay in lending or entrusted payment caused by incomplete, unqualified, untimely or reasonable doubt information submitted by the borrower; (iii) If the payment fails to be paid in time after reaching the borrower’s account or the borrower’s counterparty account due to abnormal account status of the borrower, incomplete and accurate counterparty account information provided by the borrower or abnormal account status, inter-bank payment system or clearing system and other non-Bank of Beijing fault reasons, the adverse consequences such as settlement formalities fees, loan interest and other losses and delays arising therefrom shall be borne by the borrower, but Bank of Beijing shall make reasonable efforts to continue to handle the payment formalities to the borrower’s counterparty account, or stay in the borrower’s account/pending account and notify the borrower to handle relevant formalities.

If the loan funds under this contract are paid independently, the Borrower shall provide the loan fund use plan in time according to the requirements of Bank of Beijing, and report the fund payment to Bank of Beijing within 10 days at the beginning of each month after the loan is issued. Bank of Beijing has the right to check whether the loan fund payment conforms to the contract by analyzing the account, checking the fund transfer voucher or conducting on-site investigation, and the Borrower shall cooperate.

If the loan funds are entrusted to be paid by Bank of Beijing or need to be monitored and used by Bank of Beijing, Bank of Beijing has the right to monitor the relevant accounts and the use of funds in the accounts by refusing to sell cheques, not handling universal deposit and withdrawal, and not opening telephone banking before the debts under this contract are fully paid off.

In the process of loan payment, if Bank of Beijing determines that the credit status of the borrower is declining, the profitability of the main business is not strong or the use of loan funds is abnormal, Bank of Beijing has the right to request to change the use of loan funds, and the borrower shall accept and cooperate.

2.4 When the loan contract interest rate under this contract is selected as floating interest rate or foreign currency loan, the specific adjustment method of interest rate is as follows: (i) for CNY loan floating interest rate, the interest rate shall be automatically adjusted according to the adjustment frequency agreed in paragraph C.1 on the corresponding date according to the quoted interest rate of central bank loan market (LPR of central bank) or the quoted interest rate of bank loan market (LPR of bank) and the plus or minus basis points (0.01% of 1 basis point) mentioned in paragraph C.1 respectively, and interest shall be calculated by sections; (ii) for foreign currency loan, the applicable contract interest rate in each interest-bearing period (counting the beginning and not the end) is the LIBOR (annual interest rate expressed in percentage) of the corresponding currency and period of the second business day of the foreign currency market before the day before the beginning of the interest-bearing period plus the increased basis 0.01%); The above automatic adjustment shall not be regarded as an amendment to this contract. When the contract interest rate is converted from annual interest rate to daily interest rate, the Hong Kong dollar interest rate is calculated based on 365 days per year, and the interest rate for CNY and other foreign currencies is calculated based on 360 days per year.

2.5 The Borrower warrants that the Loan will be used for the purposes mentioned in Clause E of this Contract and that the above purposes will not violate the provisions of laws, regulations and financial rules; The borrower promises not to use the loan for investment in fixed assets, equity, real estate, etc., nor for fields and purposes prohibited by the state from production and operation, nor for other projects or businesses prohibited by laws, regulations or financial rules from using loans from commercial banks. If the borrower needs to change the purpose of the loan, they shall obtain written consent from Bank of Beijing in advance. The borrower guarantees that the transaction information and counterparty information provided to Bank of Beijing are true, accurate, complete, legal, and valid, and comply with the purposes stipulated in this contract.

2.6 The borrower shall repay the loan principal in accordance with the provisions of clause F of this contract, and pay the loan interest on schedule in accordance with the provisions of clause G of this contract; Each interest payment date (inclusive) to the next interest payment date (exclusive) is an interest period (the first interest period starts from the withdrawal date, and the last interest period ends on the principal due date): When repaying the principal of each loan, all interest already incurred on the principal must be settled, and all principal, interest, and other payable amounts shall be settled on the final due date. In case of non-working days, the Borrower shall deposit full amount in the account in advance for deduction by Bank of Beijing on the same day or the first working day postponed thereafter, and the interest shall still be calculated at the contract interest rate in a single interest manner during the postponed period.

2.7 In order to timely repay the relevant payable amount, the borrower shall open and maintain the relevant account specified in this contract with Bank of Beijing (in case of account change, this contract shall still apply after the change), and timely deposit the full amount of the payable amount into the agreed account for Bank of Beijing to deduct. The borrower may also directly transfer funds to Bank of Beijing’s account for repayment and shall promptly notify Bank of Beijing of the corresponding loan disbursement business number for the repaid loan. Bank of Beijing may deduct the amount due and payable by the borrower from the account opened by the borrower in the system of Bank of Beijing Co., Ltd., and inform the borrower in statement or other forms after deduction.

2.8 The loan under this contract is a revolving loan, which means that during the period from the full repayment of the relevant debts to the expiration of the withdrawal period, the borrower may apply for withdrawal and use again according to the conditions stipulated in this contract within the range of the loan principal balance not exceeding the total amount specified in clause B.1 of this contract. The number of rotations during the withdrawal period is unlimited.

2.9 The bank bookkeeping vouchers generated internally by Bank of Beijing are valid evidence of loan issuance and repayment of principal and interest under this Contract, unless there is reliable and sufficient evidence to the contrary.

3. Early Repayment and Extension

3.1 After the loan is disbursed, the borrower may apply for early repayment, which can be partially or fully repaid. The Borrower shall initiate an irrevocable prepayment application through the Bank of Beijing Corporate Bank APP/Bank of Beijing Corporate Online Bank from 9:00 a.m. to 20:00 p.m. on working days. If the Borrower chooses partial prepayment, the Borrower shall repay the prepayment principal on the prepayment date after being examined and approved by Bank of Beijing, and the corresponding interest generated from the prepayment principal shall still be paid off on the interest payable date according to the agreement of this contract; If the Borrower chooses to make full prepayment, the Borrower shall settle all the loan principal, interest and other payables (if any) on the prepayment date after being examined and approved by Bank of Beijing. In case of prepayment, the borrower shall initiate the prepayment in its online banking system and other electronic channels according to the requirements of Bank of Beijing, or submit a written application to Bank of Beijing with the written consent of Bank of Beijing, and make prepayment outside the electronic channels according to the instructions of Bank of Beijing.

3.2 If the Borrower needs to extend the period, it shall submit a written application for extension to Bank of Beijing at least 30 days before the maturity date, explain the reasons for extension and make repayment fund arrangements after extension. After being examined and approved by Bank of Beijing and meeting the relevant conditions required by Bank of Beijing, the Parties shall sign an extension agreement and go through the extension procedures according to the agreement. If Bank of Beijing does not agree to the extension or if the Parties can sign an extension agreement, the borrower shall still repay the loan within the agreed period in this contract.

3.3 During the loan term, Bank of Beijing has the right to require the Borrower to repay in advance according to the withdrawal of the Borrower’s funds (including but not limited to the early withdrawal of the Borrower’s funds to be used for repayment, the Borrower’s available working capital is sufficient and can still meet the normal capital demand after prepayment, etc.); After the Bank of Beijing’s prepayment notice is delivered to the Borrower, the relevant loan principal and interest will expire on the prepayment date designated by the Bank of Beijing, and the Borrower shall repay it in time as required.

4. Commitment and Guarantee

4.1 The Parties undertake and guarantee that: (i) the party has the qualification and ability to enter into and perform this contract, and the person signing this contract on behalf of the party has been fully authorized to enter into this contract on behalf of the party; (ii) the party entering into and performing this contract does not violate its articles of association, other organizational documents, laws, regulations, financial rules, and other legal documents that it shall comply with, and has obtained any necessary internal and external authorization Licensing and filing procedures shall be carried out to ensure that this contract is legally binding on the party and can be enforced in accordance with the law.

4.2 The borrower undertakes and guarantees to fulfill the following obligations before the completion of this contract:

(1) The Borrower is always a legal entity established according to law and maintains a legal existence status, and will complete the annual inspection (if necessary) and other legal procedures in time, with good credit status and no major bad records. Before signing this Contract and before each application for withdrawal, the Borrower will truthfully and completely provide its financial and operating status and other important information related to this Contract to Bank of Beijing;

(2) Having sufficient and legal repayment sources that match the repayment plan, and having sufficient solvency;

(3) Production and operation are legal and compliant, complying with and meeting the environmental protection standards and requirements stipulated by laws, regulations, and other normative documents, as well as tax payment regulations and other regulations, and obtaining necessary approvals and permits in a timely, legal and effective manner;

(4) Timely provide complete, truthful, and effective materials to Bank of Beijing, accept and actively cooperate with Bank of Beijing’s inspection and supervision of its financial and operational status, as well as the payment and use of loans under this contract, including but not limited to: (i) reasonably explain the flow of funds for each loan under this contract as required by Bank of Beijing, provide relevant payment vouchers and basis, and prove compliance with the provisions of this contract, (i) Provide Beijing Bank with its audited complete financial statements (including notes) and audit report for the previous year before the end of April each year, and provide Beijing Bank with copies of the balance sheet, income statement, cash flow statement, and other financial statements for the end of the previous quarter in the first month of each quarter (if there are audited semi annual or quarterly financial statements, the audited complete statements and audit report shall be provided), And (iii) other materials and information reasonably requested by Bank of Beijing;

(5) Abide by the principle of honesty and trustworthiness. All the application materials, financial statements and other information provided by the Bank of Beijing are true, accurate, complete, legal and effective, and there is no fraud, major omission or major misleading;

(6) If the borrower carries out merger, division, reduction of registered capital, application for suspension of business for rectification/takeover/dissolution/bankruptcy or other matters affecting the survival or continuing operation of the applicant, or carries out major matters such as equity transfer, foreign investment, substantial increase in debt financing, etc., it shall notify the Bank of Beijing in writing at least 30 days in advance and obtain the written consent of the Bank of Beijing; If a third party applies or an administrative/judicial institution orders the Borrower to suspend business for rectification/take over/dissolve/go bankrupt, or suspend or cancel the business license of the Borrower’s main business or major business, the Borrower shall notify the Bank of Beijing in writing as soon as possible (no more than 3 working days at the latest) and take timely measures to remedy it;

(7) When the borrower changes the industrial and commercial registration/filing matters, actual controllers, top ten shareholders, directors, financial leaders or contact addresses, it shall notify the Bank of Beijing in writing as soon as possible (no more than 5 working days at the latest);

(8) If the Borrower provides guarantee (or similar arrangement with guarantee effect such as debt undertaking) to a third party, or enters into partnership/contract operation, abandonment of major creditor’s rights, acquisition and reorganization, transfer of main business or similar major transactions that may reduce the Borrower’s solvency, or has major adverse events affecting its solvency, it shall promptly notify the Bank of Beijing in writing and obtain the written consent of the Bank of Beijing in advance, except that the above matters do not have a significant adverse impact on the Borrower’s ability to perform this Contract and the total amount of the above major transactions or guarantees does not exceed 30% of the Borrower’s total assets and does not exceed 50% of its net assets;

(9) The borrower shall promptly notify Bank of Beijing in writing of any related party transactions (related party and related party transactions shall be recognized in accordance with the applicable Chinese accounting standards or international accounting standards of the borrower in accordance with the law) that reach or exceed 10% of its net assets in total, including: related party relationships, transaction items and nature, transaction amount or corresponding proportion, pricing policy (including transactions with no amount or only symbolic amount), etc, And the borrower shall not engage in any improper transactions such as withdrawing registered capital, fabricating transactions to obtain bank funds or credit, evading debts by transferring assets, seriously damaging their ability to repay debts, or engaging in money laundering;

(10) The borrower shall maintain the relevant financial indicators (calculated based on the borrower’s legally applicable Chinese accounting standards or international accounting standards) within the scope of relevant laws, regulations, financial regulations, and requirements of Bank of Beijing at all times;

(11) When the net profit after tax in the fiscal year is zero or negative or insufficient to make up for the accumulated losses in previous fiscal years, or the profit before tax is insufficient to pay off the principal and interest of the loan payable in the next period, dividends and bonuses shall not be distributed to shareholders in any form;

(12) The borrower shall provide the guarantee as stipulated in this contract to Bank of Beijing no later than the first withdrawal date, as specified in the guarantee documents. The borrower guarantees to maintain the pledge rate and mortgage rate under the guarantee documents within the scope specified in the guarantee documents (if any); The borrower undertakes to fully understand and accept the terms and contents of the relevant guarantee documents, and guarantees that all guarantees provided to Bank of Beijing based on the relevant guarantee documents are legal, valid, and enforceable in accordance with the law.

5. Taxes and Fees

The amounts under this contract are all inclusive of taxes, and the relevant tax rates shall be implemented in accordance with laws and regulations. The Borrower and Bank of Beijing shall each bear the stamp duty payable under this Contract, taxes and administrative fees levied by the government or institutions exercising administrative functions and powers, etc. Other expenses (if any) such as notarization fees, guarantee fees, insurance fees and evaluation fees shall be borne according to laws and regulations; If it is not stipulated by laws and regulations, it shall be borne by the Parties through negotiation.

6. Default and remedial measures

6.1 The occurrence of any one or more of the following circumstances shall constitute a default event of the borrower:

(1) The borrower fails to use the loan for the purpose specified in this contract, or fails to use or pay the loan funds in the agreed manner (or avoids the explicit agreement on entrusted payment by Bank of Beijing in this contract by dividing them into smaller parts), or fails to pay interest, principal or other payable amounts in full and on time;

(2) The borrower violates any of the provisions of Article 4 “Commitment and Guarantee” of this contract:

(3) The Borrower’s documentary information or material statements regarding the Borrower’s application for loan or withdrawal application prove to be untrue or fraudulent, material omission or material misleading, or the Borrower’s failure (or express or by conduct to show that it will not) fully and properly perform its commitments, warranties, obligations or liabilities under this Contract;

(4) Failure of any guarantor to fully and properly perform its undertakings, warranties, obligations or liabilities under the security documents, or the occurrence of other events of default under the security documents, or the damage, loss, transfer of ownership, lien, seizure/seizure or enforcement of the collateral/pledge (if any) by any other third party, or the creation of a right of residence in the mortgaged property (if any) without the prior written consent of Bank of Beijing, or without the written consent of Bank of Beijing, the security document or the security interest of Bank of Beijing is found to be invalid, revoked or discharged;

(5) Any major credit financing, guarantee, compensation or other debt repayment obligations of the borrower cannot be fulfilled due to maturity, or the business license of the main business or major business is suspended or cancelled, or the borrower enters the procedures of suspension of business for rectification/takeover/dissolution/declaration of bankruptcy;

(6) The borrower’s financial or operational situation undergoes significant adverse changes, or has a bad credit record, or a decline in credit status, or involves disputes or administrative penalties that have a significant adverse impact on its debt repayment ability or the performance of this contract, or other situations that have a serious adverse impact on the creditor’s rights and security interests of Bank of Beijing;

(7) The legal representative/person in charge/actual controller of the borrower/guarantor is missing.

6.2 If the borrower fails to repay any due and payable loan principal (including all or part of the loan principal declared early by Bank of Beijing) and other payable amounts on time and in full, the borrower shall pay penalty interest on the outstanding loan principal and other payable amounts on a daily basis, with a 50% increase in the applicable contract interest rate for the same period (overdue penalty interest rate). For the interest not paid on time, compound interest shall be calculated and paid at the overdue penalty interest rate agreed upon in this contract, Until the principal and interest are repaid; If the borrower’s use of the loan does not comply with the provisions of this contract or violates laws, regulations or financial rules, they shall immediately repay the loan principal and interest used in breach of contract, and pay penalty interest on the loan principal at a rate of 100% higher than the applicable contract interest rate for the same period (misappropriation penalty interest rate) on a daily basis. For the interest not paid during the period of using the loan principal for the purpose specified in this contract, compound interest shall be calculated and paid at the misappropriation penalty interest rate specified in this contract, Until paid off. If the loan is used in breach of contract and becomes overdue, the penalty interest rate will be used to calculate and pay penalty interest and compound interest. The calculation and collection of penalty interest and compound interest in accordance with the above agreement will not affect other breach of contract remedy rights enjoyed by Bank of Beijing.

6.3 In the event of default by the Borrower, the Bank of Beijing has the right to exercise the right of relief for breach of contract in accordance with the provisions of this Contract or/and laws, regulations and financial rules, including but not limited to requiring correction of breach of contract, changing the use or payment method of loan funds, stopping granting loans, collecting penalty interest and compound interest, exercising security interests and liens according to law, declaring all or part of debts under this Contract to be immediately due, announcing collection, claiming compensation for losses and demanding reimbursement of expenses incurred by the Bank of Beijing to realize creditor’s rights and security interests (including but not limited to litigation/arbitration fees, disposal fees such as evaluation/appraisal/auction, lawyer fees, investigation and evidence collection fees, travel expenses and other reasonable expenses).

6.4 When the currency of the money recovered by the Bank of Beijing during the exercise of its rights is different from the currency of the money owed by the Borrower, the creditor’s rights of the Bank of Beijing shall be paid off after the exchange rate announced by the Bank of Beijing between the currency of selling arrears and the currency of buying back money. The exchange rate loss and exchange fee caused by this shall be borne by the Borrower, and the Borrower shall have the obligation to cooperate with the exchange formalities.

6.5 The funds recovered by Bank of Beijing from exercising its rights shall be used to settle its debts in the following order: (1) the expenses for realizing the debts and security interests, as well as other expenses that the borrower shall bear; (2) damages, compensation, and liquidated damages; (3) penalty and compound interest; (4) loan interest; (5) principal; (6) other payable amounts; But Bank of Beijing may change the above repayment order. If the borrower has multiple overdue payments, the repayment order determined by Bank of Beijing shall prevail.

6.6 If a party suffers from force majeure and the party provides the other party with the certificate of the competent authority within 5 working purposes after the occurrence of force majeure, it may be exempted from the corresponding liability for breach of contract according to law. However, for the avoidance of doubt, the Parties confirm that the borrower may be exempted from the corresponding liability for breach of contract according to law after the occurrence of force majeure, but still has the obligation to repay the drawn loan principal, the loan interest calculated by simple interest according to the contract interest rate and the expenses for realizing creditor’s rights and security interests.

7. Enforcement of Notarization

7.1 If the W clause of this contract requires mandatory notarization, the borrower shall, within the period specified in this contract, go to a notary institution recognized by Bank of Beijing to handle notarization matters. The Parties agree to notarize the creditor’s rights documents giving enforcement effect to this contract, and the Parties are fully clear about the meaning, content, procedure and effect of notarization of creditor’s rights documents giving enforcement effect. The Parties agree that this contract shall have enforcement effect after notarization. At that time, if the rights and interests of Bank of Beijing under this contract or/and guarantee documents are not fully realized in time, or if the borrower/guarantor defaults under this contract or/and guarantee documents, Bank of Beijing shall have the right to directly apply for an enforcement certificate based on this contract or/and guarantee documents, the borrower’s performance records issued by Bank of Beijing and notarized documents, and apply to the people’s court with jurisdiction for enforcement to realize the rights and interests of Bank of Beijing under this contract or/and guarantee documents. The borrower hereby promises to voluntarily waive the right of defense and accept compulsory enforcement unconditionally.

7.2 The Parties to this contract agree that the notary office has the right to verify whether the borrower has fulfilled its debts to Bank of Beijing in full and on time by any verification method such as mail, telephone, fax and e-mail. The notary office has the right to verify the information to the borrower according to the contact name, reserved telephone number, reserved fax, reserved mailing address and reserved e-mail address agreed in this contract. The borrower agrees that the notary public may issue an execution certificate based on the proof materials provided by Bank of Beijing in the following situations: (1) The notary public notifies the borrower of the reserved contact person in accordance with the contact information stipulated in this contract, but still cannot obtain contact; (2) The borrower has objections to the proof materials provided by Bank of Beijing, but is unable to provide opposite evidence or insufficient evidence within three(3) days after receiving notification from the notary public; (3) The borrower has no objection to the proof materials provided by Bank of Beijing.

8. Applicable Law and Dispute Resolution

8.1 This contract shall be governed by the laws and regulations of the People’s Republic of China; All disputes under and related to this contract shall be resolved through friendly consultation first. If consultation fails, they shall be submitted to the people’s court in the place where this contract is signed for litigation resolution.

8.2 If there is another clear written agreement on the application of law and dispute resolution under this document in the guarantee document and Bank of Beijing only brings a lawsuit against the guarantor, this agreement shall prevail. If there is no written agreement, the written agreement is unclear, the agreement is invalid/revoked according to law, or Bank of Beijing brings a lawsuit against the borrower and the guarantor together, this contract shall apply.

9. Transfer

The prior written consent of the Bank of Beijing shall be required for the Borrower to assign any of its rights, obligations or responsibilities under this Contract to another party, or to create a guarantee or trust over its rights. Bank of Beijing has the right to unilaterally transfer its rights and interests under this contract and relevant guarantee documents to other parties as investment assets of trusts, etc., create guarantees or/and establish trusts, and make asset securitization without obtaining the consent of the borrower, and may inform the borrower by issuing public announcements (not regarded as violating confidentiality obligations) or sending written notices. The borrower shall continue to bear the responsibility to Bank of Beijing and its equity assignees and beneficiaries in accordance with the provisions of this contract.

10. Supplementary provisions

10.1 This contract belongs to the specific business contract under the affiliated contract (if any) mentioned in clause A of this contract. Matters not stipulated in this contract shall be executed in accordance with the provisions of the affiliated contract. In case of any inconsistency between the two, this contract shall prevail. In case of any inconsistency between the special provisions of Article X of this contract and other provisions of this contract, the special provisions of that Article shall prevail; Unless otherwise expressly agreed in writing, in case of any inconsistency between the annexes and the main text of this contract, the main text of this contract shall prevail.

10.2 Any notice or document issued by either party under this contract: (i) shall be delivered in person or on behalf of the notified party or its legal representative, responsible person, actual controller, major shareholder, or recipient agent, and the date of receipt shall be deemed as the date of delivery. (ii) If sent by postal express delivery or registered mail within the same city (including urban and suburban areas), the third day after the date of mailing shall be deemed as the date of delivery, (iii) If sent by other mailing methods, the delivery date shall be the 7th day after the date of mailing. (iv) If sent by electronic means such as fax, SMS, email, etc., the delivery date shall be the date on which the relevant information enters the electronic system specified in the first part of this contract, such as fax, mobile phone number, telephone, email, etc., or the date on which the sender receives such information but fails to enter the aforementioned electronic system information shall be deemed as the delivery date; If the delivery date determined in accordance with the above agreement is inconsistent with the actual date received by the notified party or the official signing date, the earliest date shall prevail. However, for the avoidance of doubt, the Parties confirm that the documents required by Bank of Beijing to be delivered by the Borrower shall be directly delivered to the authorized handler of Bank of Beijing by a special person appointed by the Borrower, and Bank of Beijing has the right to deliver notices or documents to the Borrower through official announcements (including but not limited to official websites, online banking, mobile banking, electronic channels, official WeChat official account, etc.), and the release date or delivery date is the delivery date. Either party shall promptly notify the other party in writing of any changes to their contact information, otherwise the other party shall still have the right to consider the previous contact information as valid.

10.3 The Borrower hereby irrevocably undertakes that the contact information, such as contact person, mailing address, zip code, telephone, fax and e-mail listed in the first part of this Contract are all valid contact information (including but not limited to receiving all kinds of notices, agreements and other documents and legal documents related to disputes over the Contract, and including receiving relevant documents and legal documents related to trial procedures and execution procedures such as first instance, second instance and retrial after disputes enter arbitration and civil litigation procedures). The borrower agrees that the people’s court, arbitration institution, notary institution, etc. may directly use the above contact information as their confirmed valid legal documents and notary documents delivery address. Notices, documents, legal documents, notarized documents, etc. may be delivered in the manner specified in Article 10.2 of this contract. The Borrower shall notify the Bank of Beijing in writing at least 3 working days in advance of changing its service address. When the Borrower changes its service address during arbitration and civil litigation procedures, it shall fulfill the obligation of notifying the change of service address to notaries, arbitration institutions and courts. If the borrower fails to fulfill the notification obligation in the aforementioned manner, the delivery address listed and confirmed at the beginning of this contract shall still be deemed as a valid delivery address. Due to inaccurate delivery addresses provided or confirmed by the borrower, failure to promptly notify Bank of Beijing, notary public institutions, courts, arbitration institutions in writing within 3 working days prior to the change of address, or refusal of the borrower or its designated recipient to sign for delivery by the borrower, resulting in the inability of Bank of Beijing, People’s Court, arbitration institutions, notary public institutions, or other postal delivery notices or related legal documents to be delivered or not actually received by the borrower, If delivered by mail, the date of return of the document or the date indicated in the delivery receipt shall be deemed as the date of delivery. If the delivery date determined in accordance with the agreement is inconsistent with the actual date received by all parties or the official signing date, the earliest date shall prevail; For direct delivery, the date when the delivery recipient records the situation on the delivery receipt on the spot shall be deemed as the date of delivery. If the obligation to notify the change of address for service is fulfilled, the changed address for service shall be the effective address for service. For the service address confirmed by the Borrower in the first part of this Contract, the court or arbitration institution may directly deliver it by mail. Even if the parties fail to directly receive the documents delivered by the court or arbitration institution by mail, they shall be deemed to have been delivered due to the aforesaid agreement. The Borrower accepts the letter sent by Bank of Beijing, the legal document sent by the People’s Court or Arbitration Institution, and the notarized document sent by the Notary Institution by any means of service and in any document format. Whether it is actually directly received by the Borrower or not, it shall bear all possible legal consequences from the date of service or deemed to be service; At the time of signing this contract, the Borrower has accurately understood and understood the agreed matters concerning the service address, and is willing to bear the legal consequences caused by the people’s court, arbitration institution and notary office serving the above-mentioned service address, addressee and agent. The Borrower will not raise any objection to any clause related to service for any reason such as major misunderstanding or obvious injustice.

10.4 The Borrower agrees and authorizes Bank of Beijing Co., Ltd. and its branches to collect, inquire, understand, analyze, print, save and use the credit status of the Borrower’s credit, loans, loan-related transactions, guarantees, guaranteed property (including but not limited to collateral, pledge, etc.) and other assets, provident fund deposit, social security deposit, tax payment, consumption and liabilities, judicial measures such as seizure, illegal misappropriation of loans, etc., through the basic database of personal credit information of the People’s Bank of China, other information bases legally established with the approval of the competent government departments, and appropriate qualified institutions or units (including but not limited to public security organs, courts, industrial and commercial authorities, property right registration authorities, regulatory agencies, relevant institutions capable of providing real estate/provident fund/social security/tax/credit data, etc.). Bank of Beijing Co., Ltd. and its branches have the right to enter the above-mentioned information and other information provided by the borrower into the above-mentioned database and information base for inquiry and use by appropriately qualified institutions or units (including but not limited to credit reporting agencies, public security organs, courts, industrial and commercial authorities, property right registration authorities, regulatory agencies, relevant institutions capable of providing real estate/provident fund/social security/tax/credit data, etc.)/individuals.

At the same time, Bank of Beijing Co., Ltd. and its branches have the right to transfer the rights and interests of Bank of Beijing Co., Ltd. and its branches under the business with the Borrower to other parties, as investment assets of trusts, set up guarantees or trusts, conduct asset securitization, outsource financial services, collect arrears, etc., and provide the above information of the Borrower and other information provided by the Borrower to third parties; And have the right to provide relevant information to relevant regulatory, judicial and administrative departments according to laws, regulations and regulatory requirements.

10.5 Unless otherwise agreed in this contract, either party shall have the obligation to keep confidential the trade secrets and other undisclosed information obtained by the other party during the conclusion and performance of this contract, and shall not disclose them publicly or to any third party without the written permission of the other party; However, any disclosure made by one party in accordance with the provisions of relevant laws and regulations or the requirements of competent authorities or regulatory agencies or their listed exchanges, or reasonably disclosed to the auditors, financial advisers, legal advisers or other intermediaries of the other party for the purposes of this contract (the other party shall require the above-mentioned institutions and persons to undertake confidentiality obligations) shall not be deemed as a violation of confidentiality obligations.

10.6 The validity of this contract shall be independent of the guarantee documents, related contracts (if any), and any contracts/agreements/commitments, and shall not be affected by the validity and enforceability of the aforementioned documents. When any clause or content of this contract is revoked or deemed invalid according to law, the validity of other clauses and contents shall not be affected and shall remain valid. The failure of the other party to exercise corresponding remedies when one party breaches the contract shall not be regarded as a waiver of rights or a permission for the breach.

10.7 This contract shall come into effect after being signed by the legal representatives/responsible persons/authorized representatives of the Parties and stamped with the official seal of the unit (or the contract special seal recognized by the document with the official seal). This contract is made in triplicate (if notarization or guarantee registration procedures are required, an additional corresponding number of original copies shall be signed), with Beijing Bank holding two copies and the borrower holding one copy. Each original copy has the same legal effect. If there is a guarantor, the Borrower shall be responsible for providing a copy of this Contract to the Guarantor, but the failure of the Borrower to provide it will not adversely affect the creditor’s rights and security interests of Bank of Beijing.

The Borrower hereby confirms that it has reviewed this Contract in its entirety and that the Bank of Beijing has drawn its attention to the provisions concerning the limitation of liability or rights and has fully explained and explained this Contract; After negotiation and discussion with Bank of Beijing, the Borrower fully understands and agrees to all contents of this Contract including the Contract Conditions Table, Basic Terms and Appendices, and has a clear, accurate and comprehensive understanding of the rights and obligations of the Parties without any doubts or objections.

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The Parties sign as follows:

Borrower (seal): HangZhou Shanyou Medical Equipment Co., Ltd.	Bank of Beijing (seal): Bank of Beijing Co., Ltd. Hangzhou Branch

Legal representative/Person-In-Charge or Authorized Representative (signature): Yu Baiming	Legal representative/Person-In-Charge or Authorized Representative (signature): Xu Zhonghai